UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

VIRGIN AMERICA INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Filed by Virgin America Inc.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: Virgin America Inc.
Commission File No.: 001-36718

The following questions and answers were posted by Virgin America Inc. (“Virgin America” or the “Company”) to the Company’s password-protected employee Intranet on April 4, 2016.

Answers to your questions submitted to merger.questions@virginamerica.com

April 4. 2016

Do you know at this time if AS plans to phase out the Airbus fleet when the leases are up?

It is very early days in what will likely be a multi-year integration process for Virgin America and Alaska Airlines, so there many things that will need to be determined as part of the comprehensive integration plan our two companies are setting out to develop.

Until the merged airline receives a single operating certificate, which Alaska has said it expects in early 2018, there will be no changes to our current Airbus fleet and we expect to continue taking deliveries of the planes we have on order.

We are committed to providing you with regular updates throughout the process and any information on our fleet as soon as it becomes available.

For HQ Teammates, if Alaska decides to keep some people, would it be need based or performance based or seniority based?

While there have been no guarantees from Alaska regarding long-term employment of HQ Teammates, we expect there will be some opportunities to continue in a full-time position with the combined carrier beyond the integration period. These opportunities will be identified based on the needs of the combined airline, and will likely vary from department to department. We expect that open opportunities would be filled based on consideration of multiple factors, including skills, experience, performance and (possibly) willingness to relocate. We will share more about potential long-term opportunities as the information becomes available to us.

Is the 12 months frontline Teammate protection (such as GST) period from today’s announcement or from when the merger will be finalized?

The 12-month location protection for GSTs and Line MX Technicians starts from today’s announcement. GSTs and Technicians continue to have job protection beyond that period, and are eligible for severance benefits if they are asked to move and prefer not to relocate (within the severance protection period of 18 months post-close or up until the point these groups may be covered by collective bargaining).

In David’s email he said both LAX and SFO will be staying open but in the merger will we have to bid to stay in SFO? Can we be forced to go to a different base? Or will we automatically just stay where we are?

Our crewmembers will remain separate and continue to operate Virgin America flights under Virgin America’s work rules in the coming months, as the deal is reviewed and finalized and thereafter while Alaska works through how to combine the two airlines. Eventually, after the two airlines have been merged, crewmembers’ ability to bid bases and seniority rights will be determined by Alaska in conjunction with your union representative.

Will Station Supervisors have the same protection as GST’s? Or as a salaried employee, would they be given the option to keep their job even if that means returning to GST level? I am interviewing for a Supervisor position at Virgin but obviously don’t want to take it if it means losing my job with the Merger.

Our leadership teams do not have the job guarantees that our frontline Teammates have been given, but we understand that many will also be offered jobs in the combined airline. In addition, we are looking into seniority rights for Teammates who have been promoted into leadership positions from the line – stay tuned for more information on that issue.

What happens to the current withholdings for VA stock?

As part of the merger, Alaska has agreed to purchase all outstanding shares of Virgin America for $57.00 per share at the closing of the merger, which is expected to occur several months from now. After the merger closes, Virgin America shares will no longer trade.

In regard to the Teammate Stock Purchase Program (TSPP), if the merger closes prior to the next purchase date, the company will choose a purchase date prior to the closing date and at that time, TSPP contributions would be converted into shares with the 10% discount as of that purchase date. Depending on when the purchase date occurs, there may or may not be time for an individual to sell their shares on the open market in advance of the closing, but at the very least, any shares held by an individual will convert into the $57/share merger consideration on the closing date of the merger.

For Teammates who have put in the time and are retired or looking at retiring in the next few years, what will be impact on retirement benefits as the company merges and becomes one? Will the retiree get the benefits promised to them? Will non-revenue travel still be available and how will it be impacted?

There will not be any immediate changes to your pay, benefits or travel privileges in the coming months. Until the transaction is closed – typically a several month process – it is business as usual and we are continuing to operate as separate airlines with our own Teammate benefits/travel programs. Importantly, existing contributions to your 401(k)s are protected by federal law and will not be affected by the merger. As we begin planning for the integration, we will continue to communicate additional details about the combined company, your benefits, and any decisions that may affect you or your work. We will do our best to ensure a smooth transition for our Teammates.

As to retiree travel privileges, Alaska Airlines does have its own retiree travel program for employees; and more information will be shared about that program and what a combined carrier program might look like closer to the integration period.

Will we finally have a Zed agreement with Alaska? I know we (crew) can jumpseat, but can our travel companions and parents begin to pass ride on Alaska? If not, when might that take effect?

Our Team Travel departments have been in touch already to discuss putting a Zed agreement into effect as soon as possible. Stay tuned for updates in the coming weeks.

We believe there is a clear emphasis on the importance, preference and priority of the West coast operations, including aircraft maintenance. This has been clear on recent communications, especially this morning. There is a plan involving a year lapse before relocating or leaving the company upon station closure. Since of the 4 stations, 2 have been celebrated, that seems to indicate both DAL and JFK are to be eliminated. Is it accurate to believe JFK will be eliminated? Will all mechanics have a chance to maintain employment, not just a portion? Will the Airbuses be replaced by another airframe? What would the severance package consist of for mechanics? What is the forecast on aircraft mechanic pay? Process to join union? Any details on changes, if any, to flight benefits?

More than individual, the listed opinions and questions are more of collective interest. We appreciate in advance all of your answers.

It is very early days in what will likely be a multi-year integration process for Virgin America and Alaska Airlines, so there many things that will need to be determined as part of the comprehensive integration plan our two companies are setting out to develop. That said, here is what we can tell you.

Most importantly, until the transaction is closed – typically a several month process – we will continue to operate as independent airlines and there will be no major changes to our network, stations or your job.

In the coming months as the merger seeks the approval of our shareholders and regulators, it’s business as usual – nothing will change for our Technicians as a result of the announcement. There will be no changes to your pay or benefits, including travel privileges, in connection with the announcement.

Even when the deal closes, Alaska still has to integrate operations – a process that will take quite some time. Until operations are fully integrated, our crews will likely continue to work Virgin America flights, under the Virgin America operating certificate, separate from Alaska’s operations.

After the two airlines are fully integrated, Alaska has committed that our Technicians will be part of the combined airline. No one will be required to move for the next year. In the event they are required to move and they would rather decline the opportunity and leave the company, they will be entitled to severance benefits. Your manager will have more details to share with you in the coming weeks on what those severance benefits consist of.

Alaska’s Mechanics are represented by AMFA. The National Mediation Board will ultimately determine whether our Technicians become represented by AMFA as well.

Finally, with respect to seniority, our Virgin America Technicians’ placement on the combined seniority list will be determined in accordance with McCaskill-Bond, a federal law that outlines the process for a fair and equitable seniority list integration for every work group with seniority rights. This law requires the carrier to provide the means to ensure employees are fairly represented in the process, with a committee selected to represent each work group’s interests.

We hope this answers the questions we are able to at this time and please know that we are committed to keeping you updated as we progress through the approval and integration process.

We are concerned on the East Coast about little to no information disclosed about the future of JFK and all things east. We understand it is very early in the process but with no mentions in emails, videos, or in websites, it is very concerning.

As you state, it is very early days in what will likely be a multi-year integration process for Virgin America and Alaska Airlines, so there many things that will need to be determined as part of the comprehensive integration plan our two companies are setting out to develop.

Most importantly, until the transaction is closed – typically a several month process, we will continue to operate as independent airlines and there will be no major changes to our network, stations or your job.

While there have been no decisions at this point, Alaska said in the press release announcing the merger that “this transaction will open up growth opportunities in important East Coast business markets by increasing Alaska Airlines’ access to slot-controlled airports like Ronald Reagan Washington National Airport and the two primary New York City-area airports.”

We are committed to providing you with regular updates throughout the process and any information specific to JFK as soon as it becomes available.

I’ve been with VX for over 6 years, in Talent Acquisition for over 2. How are we supposed to recruit and address internal and external recruiting questions now with that we are merging with Alaska? If we are currently not feeling secure with our current jobs, how do reassure potential talent that we still have jobs to offer?

It is important to keep in mind that we are in the very early stages of what could be a multi-year integration process, if airline history is any guide. Through transaction close, (which occurs when necessary shareholder and regulatory approvals are secured and will take several months) and beyond, we will need Teammates to support the ongoing day-to-day operations of Virgin America.

All of our Pilots, ITMs, Technicians and GSTs are guaranteed positions throughout this period and most of our non-frontline Teammates will also be needed to ensure a successful integration. All of our non-frontline Teammates will be provided with generous retention benefits as a reward for their contributions during the period through transaction close. For any Teammates whose positions are eliminated or are required to relocate – they will be provided with competitive severance benefits, including cash compensation, health insurance continuation, and three years of space available travel privileges. All of our seniority work groups will have their seniority rights integrated with Alaska’s employees using a fair and equitable process outlined under federal law (and union merger policy, where applicable).

Post-integration, our expectation is that the combined carrier will provide many opportunities for its employees. The combined airline will be much larger, providing greater stability in this competitive environment.

In short, we believe there are many opportunities ahead in the larger, more stable combined carrier for both existing and future hire Teammates.

What will the 737 airline (Alaska) do with all of our Airbuses?

It is very early days in what will likely be a multi-year integration process for Virgin America and Alaska Airlines, so there many things that will need to be determined as part of the comprehensive integration plan our two companies are setting out to develop.

Until the merged airline receives a single operating certificate, which Alaska has said it expects in early 2018, there will be no changes to our current Airbus fleet and we expect to continue taking deliveries of the planes we have on order.

We are committed to providing you with regular updates throughout the process and any information on our fleet as soon as it becomes available.

The following questions and answers were posted by Virgin America Inc. (“Virgin America” or the “Company”) to the Company’s password-protected employee Intranet on April 8, 2016.

Answers to your questions submitted to merger.questions@virginamerica.com

April 8, 2016

Once the ink is dry on the paperwork: can Alaska close stations where they currently operate the same route? Or do they have to wait until the single operator certificate is complete? Our Plan “B” travel companions, will they be allowed to travel space available?

It is our understanding that Alaska may be able to begin the integration of airport operations before achieving a single operating certificate, but there are also many reasons operationally that it may make sense for them to wait to do so. We expect that we will hear more of their thoughts on the airport operations in the coming months, after they have a chance to familiarize themselves with our operations and teammates. Alaska leaders have conveyed to us that they are very excited to work with our GSTs, as they place high value on customer-focused service, just as we do, and they know how hard it is to hire the talent we have in our team today.

In terms of travel privileges, there are many outstanding questions that need to be addressed and we will provide more information as soon as it is available.

Will Virgin stocks be transferred into Alaska stock?

No. Alaska Airlines will pay $57.00 for each share of Virgin America stock outstanding, subject to the merger closing. Once the transaction is approved and closed, anyone who owns Virgin America stock will automatically be paid based on the number of shares they own multiplied by $57.

I have a few questions about the space-available travel that will be given to non-frontline teammates who are “severed.” Would we be given the same boarding priority as active employees? Or would be fall behind them, similar to dependents and retirees? Also, will the space available travel be just on the combined airline, or will it extend to Zed agreements as well? Finally, will the travel benefits be extended only to the teammate, or also to dependents?

The travel benefits will extend to the teammate, spouse or travel companion and eligible dependents, but not to parents. Other aspects of the travel program, such as buddy passes, fan fares and Zed agreements, will not apply. At this point, we do not know how or when the team travel programs will be merged and therefore are unable to answer questions regarding available network or boarding priority for severed Teammates. We will provide more information as soon as it is available.

Will the Inflight group be offered a buyout and/or severance package before the years end?

Inflight will not be offered buyouts (including through Career Choice election) or severance packages, as Alaska has committed that our crew will have jobs and be part of the combined airline. Additionally, Alaska has stated that it wants to expand its presence in SFO and LAX, and to take advantage of our route structure – facts that speak to job stability for our crewmembers. The integration process will take some time and until operations are fully integrated, our crew will likely continue to work Virgin America flights, under the Virgin America operating certificate, separate from Alaska’s operations.

For ITMs that are on reserve, will the time to get a line be longer than the promised 2 years because of the merger? Also, for ITMs that have a line, is it possible to lose the line once the merger becomes effective because of all the Alaska Airline Flight Attendants that have high seniority? If there is no hard answer, what is the speculation or a safe assumption?

Our ITM seniority list and Alaska’s flight attendant seniority list will be merged following a fair and equitable integration process required by federal law (known as McCaskill Bond). Two merger committees will be formed, one consisting of representatives of our ITM group and one consisting of representatives of Alaska’s flight attendant group. If the two committees cannot agree on a fair and equitable way to merge the lists, their disputes will be submitted to a neutral, experienced third party labor arbitrator to hear and decide the disputes. Once that process is complete, ITMs will be able to see exactly where they fall on the merged list.

At this point, we really can’t speculate how long flight attendants will be on reserve. While there are a number of senior Alaska flight attendants, there are also many new hires. Alaska has stated that it wants to take advantage of our route structure and California presence, and grow the airline, which speaks to more crewmembers being needed – and that translates to movement upward off reserve. We will know more in the coming weeks as we talk more with Alaska as well as the AFA and your TWU representatives.

If someone who left the company, and later returned, eventually takes a severance package as a result of the Alaska transaction, how will the years of service be determined for such a package? Will it be original hire date, re-hire date, or “adjusted seniority date” (i.e., the original hire date adjusted for “bridging time”?

The severance benefits available to an eligible Teammate who was re-hired into the company will be calculated using that Teammate’s adjusted hire date (please see the Bridging Time policy in the Playbook for more information on adjusted hire dates.)

Additional Information About the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of Virgin America Inc. (“Virgin America”) with a wholly owned subsidiary of Alaska Air Group, Inc. (“Alaska Air Group”). Virgin America intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies for the merger. The definitive proxy statement will contain important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF VIRGIN AMERICA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIRGIN AMERICA AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement and other relevant materials (when they become available) and any other documents filed by Virgin America with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Virgin America by contacting Virgin America’s Investor Relations Department by telephone at (650) 762-7000, by mail to Virgin America Inc., Attention: Investor Relations Department, 555 Airport Boulevard, Burlingame, California 94010, or by going to Virgin America’s Investor Relations page on its corporate website at http://ir.virginamerica.com.

Participants in the Solicitation

Alaska Air Group, Virgin America and certain of their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Virgin America’s stockholders in respect of the merger. Information concerning the ownership of Virgin America securities by Virgin America’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information about Virgin America’s directors and executive officers is also available in Virgin America’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 25, 2016, and is supplemented by other public filings made, and to be made, with the SEC by Virgin America. Information concerning Alaska Air Group’s directors and executive officers is available in Alaska Air Group’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on April 1, 2016. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, will be set forth in the definitive proxy statement that Virgin America intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This communication contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, as amended, about Alaska Air Group, Virgin America and the proposed merger. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “estimate,” “intend” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions and statements about the future performance, operations and services of Virgin America. Virgin America cautions readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks and uncertainties include the following: the failure to obtain Virgin America stockholder approval of the proposed merger; the possibility that the closing conditions to the proposed merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the merger or the possibility of non-consummation of the merger; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated merger may affect the timing or occurrence of the contemplated merger or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of anticipated synergies and the timing thereof; risks related to the disruption of the merger to Virgin America and its management; the effect of the announcement of the merger on Virgin America’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties; labor costs and relations, general economic conditions, increases in operating costs including fuel, inability to meet cost reduction goals, an aircraft accident, and changes in laws and regulations. These risks and others relating to Virgin America are described in greater detail in Virgin America’s SEC filings, including Virgin America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Virgin America with the SEC after the date thereof. Virgin America makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.